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                                                                   March 1, 1996

Ms. Karen Brenner
Managing Director
Noel Group, Inc.
Suite 2500
667 Madison Avenue
New York, New York 10021

Dear Karen:

               Please refer to the letter agreement of March 22, 1995 and any and all amendments thereto between yourself and Noel Group, Inc. ("Noel") (the "Letter Agreement").

               Noel is highly satisfied with your performance under the Letter Agreement. At Noel's request, you have recently undertaken additional responsibility and it is important that Noel be assured of continuity in connection with those responsibilities for at least two years. We recognize that a firm commitment of this duration may require you to forego attractive opportunities that may come your way in the future. Therefore, we mutually agree to modify the arrangement embodied in the Letter Agreement as follows:

               1. Except for the provisions of the Letter Agreement relating to the vesting of options (the "Retained Provisions"), which will remain in full force and effect, the Letter Agreement is hereby terminated.

               2. Subject to the terms and conditions of this Letter, Noel hereby employs you in an executive capacity for a fixed period of two years from the date hereof unless sooner terminated by your death, disability or discharge for "Cause" (as defined below) (the "Term"). We both anticipate that the Term may be extended by mutual written consent from time to time. You hereby agree to accept such employment and serve subject to such terms and conditions.

               3. During the Term you will perform such executive services in connection with Noel and entities in which Noel now, or at the time of performance, holds interests (collectively, the "Noel Entities"), as shall reasonably be assigned to you by the Board of Directors or the Chief Executive Officer of Noel. You





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shall devote an average of four days a week to such duties. You have previously informed us that other commitments may occupy all or part of the remainder of your business time, including possible separately compensated services to Noel Entities other than Noel, and your meeting those commitments will be permitted provided that they are not competitive with the Noel Entities nor otherwise contrary to their best interests.

               4. (a) During the Term Noel will pay or cause to be paid to you a salary at the annual rate of $350,000 and you will be eligible for all benefits available to Noel executives generally. Your salary hereunder shall be in addition to, and shall not be reduced by or offset against, any compensation paid or payable to you by any Noel Entity other than Noel. You will be reimbursed for documented expenses reasonably incurred in the performance of your duties. You shall also be eligible for such bonuses as Noel, in its sole discretion, may award you.

               (b) The payment due in 1999 under your split dollar life insurance agreement dated as of May 17, 1995 will be paid by Noel to the Insurer no later than December 31, 1998 except for approximately $2,580 which will be paid no later than May 17, 1999. Except for such acceleration, our mutual covenants concerning the split dollar life insurance policy remain in full force and effect.

               (c) To facilitate your work, Noel will continue to provide you during the Term with an office and related office services similar to the office and services currently being provided to you.

               5. Since the firm commitment embodied in this Letter may deprive you of other career opportunities, at the conclusion of the Term (including any mutually agreed extensions thereof), Noel will pay to you an amount equal to twelve months' base pay at your then current rate, payable in equal installments over the twelve months following the conclusion of the Term (the "Twelve Month Period"). It is our mutual intention that to the extent practicable, you will continue to receive during the Twelve Month Period the same benefits that would have been available to you had you remained a Noel employee during that time. To the extent that such benefits, including medical insurance and 401(k) contributions are not available to you, Noel will provide you with the cash equivalent or funds which, as nearly as may be practicable and reasonable, enable you (after the payment of any applicable income taxes thereon which would not have been payable had the actual benefits been furnished to you) to obtain reasonably equivalent benefits. The determination of reasonableness and of practicability and equivalency in connection with the preceding sentence shall be made by the Board





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                                      - 3 -

of Directors of Noel at its reasonable discretion. The foregoing provisions relating to the receipt of payments, benefits or their equivalents shall not apply from and after any date during the Term on which you shall have been discharged for Cause or if you voluntarily resign. However, you shall be entitled to such payments, benefits and equivalents if the Term is ended due to your death or disability. For purposes of this Letter the term "Cause" shall mean: your conviction of a felony; or your conviction of any crime involving any of the Noel Entities; or the willful performance of or failure to perform any act, which at the time of such performance or non performance, as the case may be, you knew would have a materially adverse effect on any of the Noel Entities.

               6. This Letter Agreement is intended to be binding upon Noel and its successors and assigns.

               7. Except for the Retained Provisions of the Letter Agreement, this Letter contains the sole agreement between us relating to services to be performed by you for any of the Noel Entities. It cannot be altered or amended except by a writing duly executed by the party against whom such alteration or amendment is sought to be enforced. The agreements contained in this Letter shall be construed and enforced under the laws of the State of New York, applicable to contracts made and to be performed entirely within that state and any proceedings related to this Letter or your employment may be brought only in the federal and state courts sitting in the City of New York, to the jurisdiction and venue of which we both submit.

               Noel looks forward to continuing to receive the benefits of your skill and judgment and to the continuation of a mutually beneficial arrangement. If this Letter meets with your understanding of our mutual agreement, would you please so indicate by signing the enclosed copy and returning it to us.

                                                      Very truly yours,

                                                      NOEL GROUP, INC.

                                                      By:/s/Stanley R. Rawn, Jr.
                                                         -----------------------
                                                         Stanley R. Rawn, Jr.

Accepted and Agreed:

/s/Karen Brenner
- ----------------
Karen Brenner





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                                                                  March 21, 1996

Ms. Karen Brenner
Managing Director
Noel Group, Inc.
Suite 2500
667 Madison Avenue
New York, New York 10021

Dear Karen:

               Please refer to Paragraph 3 of the letter agreement of March 1, 1996 between yourself and Noel Group, Inc. ("Noel").

               This will confirm that duties performed by you for Belding Heminway Company, Inc. and/or Lincoln Snacks Company, two companies in which Noel holds substantial interests, in any capacity, shall be counted as services in connection with the Noel Entities, within the meaning of that paragraph.

                                                      Very truly yours,

                                                      NOEL GROUP, INC.

                                                      By:/s/Stanley R. Rawn, Jr.
                                                         -----------------------
                                                         Stanley R. Rawn, Jr.
                                                         Chief Executive Officer

Accepted and Agreed:

/s/Karen Brenner
- ----------------
Karen Brenner




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